Exhibit 99.1

BRINKER INTERNATIONAL NAMES KELLY C. BALTES PRESIDENT OF MAGGIANO’S LITTLE ITALY

DALLAS, July 24, 2018 -- Brinker International, Inc. (NYSE: EAT) today announced that Kelly C. Baltes has been named executive vice president and president of Maggiano’s Little Italy®. In this role, Baltes will be responsible for overseeing all aspects of Maggiano’s restaurants including strategies for future growth of the brand.

Baltes brings more than 30 years of extensive and proven restaurant experience to Brinker, including leadership positions held at Cheddar’s Scratch Kitchen, Red Lobster and Olive Garden. As chairman and chief executive officer of Cheddar’s, Inc., he exemplified inspirational leadership with a commitment to visit every restaurant and meet all management team members in his first 90 days. During his tenure with the brand, he doubled its size, built a leadership team, led the name change to Cheddar’s Scratch Kitchen and achieved industry recognition as a Nation’s Restaurant News Golden Chain Award winner. Prior to that, Baltes served as executive vice president of operations for Red Lobster where he led the operational and profitability transformation that put the brand at its top performance in almost a decade.

"When you ask a Guest about their experience at Maggiano’s, they often tell stories of how we made them feel special in the restaurant and go above and beyond to make a celebratory moment even more memorable,” said Wyman Roberts, CEO and President of Brinker International. “I’m excited for Kelly to join our team because his experience and leadership style will be instrumental in the strategic thinking around how we continue to differentiate and perfect the Guest experience at Maggiano’s.”

“It is an honor for me to join the incredible Maggiano’s family. I have been a longtime admirer and guest of Maggiano’s and have a great deal of respect for the culture, hospitality and made-from-scratch Italian-American cuisine,” said Kelly C. Baltes. “I look forward to visiting each restaurant, meeting Teammates and working with the leadership teams for continued success of the brand.”

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of the fiscal third quarter ended March 28, 2018, Brinker owned, operated or franchised 1,686 restaurants under the names Chili's® Grill & Bar (1,634 restaurants) and Maggiano's Little Italy® (52 restaurants).

For further information: Brinker International, media.requests@brinker.com, 1-800-775-7290.